Exhibit 10.1

AMENDED AND RESTATED LOAN AGREEMENT
between
ROYAL GOLD, INC.
and
HSBC BANK USA, NATIONAL ASSOCIATION
Dated as of December 14, 2005

-i-

-ii-

-iii-

SCHEDULES

Schedule 1.1(a)	Projects; Project Managers
Schedule 1.1(b)	Royalty Agreements
Schedule 1.1(c)	Royalty Interests
Schedule 5.6	Litigation
Schedule 5.7	Disclosures
Schedule 5.9	Royalty Agreement Disclosures
Schedule 5.10	Project Permit Exceptions
Schedule 5.12	Material Agreements
Schedule 5.13	Compliance with Laws
Schedule 6.8	Insurance
Schedule 6.16	Post-Closing Requirements
EXHIBITS

Exhibit A	Form of Request for Advance
Exhibit B	Form of Borrower’s Omnibus Certificate
Exhibit C	Form of Amended and Restated Promissory Note
Exhibit D	Form of Mortgage Amendment
Exhibit E	Form of Proceeds Agreement
Exhibit F	Form of Ratification and Confirmation Agreement
Exhibit G	Form of Royalty Payment Confirmation

-iv-

AMENDED AND RESTATED LOAN AGREEMENT
     This AMENDED AND RESTATED LOAN AGREEMENT is entered into as of December 14, 2005, between ROYAL GOLD, INC., a corporation incorporated under the laws of the State of Delaware (the “Borrower”) and HSBC BANK USA, NATIONAL ASSOCIATION a national banking association organized under the laws of the United States (the “Lender”).
Recitals
     A. The Borrower and the Lender entered into that certain Loan Agreement dated as of December 18, 2000 (as amended and modified prior to the date hereof, the “Existing Agreement”). The Borrower and the Lender desire to extend the maturity date of the Existing Agreement, to increase the Maximum Credit Amount under the Existing Agreement and to otherwise amend, restate, modify and continue the Existing Agreement as provided in this Agreement and to continue any Loans under the Existing Agreement as Loans under this Agreement.
     B. This Agreement and the Loans made pursuant hereto are secured by Liens on the Collateral in favor of the Lender, which Liens, and the associated Collateral Agreements, shall be ratified, continued and affirmed.
     C. The Existing Agreement is hereby amended, continued and restated in its entirety as set forth in this Agreement.
Agreement
     NOW, THEREFORE, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. When used in this Agreement the following terms have the following meanings:
     “Advance” means an advance of a Loan by the Lender to the Borrower in accordance with Section 2.1.
     “Agreement” means this Amended and Restated Loan Agreement, as it may be amended, supplemented, restated or otherwise modified in accordance herewith and in effect from time to time.
     “Amount Cancelled” means the aggregate amount from time to time by which the Maximum Credit Amount has been reduced by the Borrower in accordance with Section 2.5(a).

     “Amount Outstanding” means the total principal amount of the Loans outstanding on any date of determination (which shall be a Business Day), from time to time.
     “April Calculation” shall have the meaning specified in Section 2.11(b) hereof.
     “Authorized Officer” means any officer of the Borrower who has been duly authorized to act on behalf of the Borrower with respect to the applicable matters by appropriate resolution of the board of directors of the Borrower, and any other person duly authorized in writing by any such officer by notice to the Lender.
     “Availability Period” means the period commencing on the date on which all conditions precedent to the Advance are satisfied pursuant to Section 4.1 and ending on the first to occur of (a) December 31, 2008 and (b) the Maturity Date.
     “Borrower” means Royal Gold, Inc., a corporation incorporated under the laws of the State of Delaware.
     “Borrower’s Account” means a demand deposit of the Borrower with the Lender, which is Account Number 66C-00355 (as of the Closing Date), or any successor account.
     “Borrowing Base” means, as of any date of determination, an amount approved by the Lender, which is equal to (x) one hundred percent (100%) multiplied by (y) Projected Facility Term Revenue. The Lender’s determination of the Borrowing Base shall be conclusively presumed to be correct save for manifest error.
     “Borrowing Base Gold Price” shall equal the lesser of (x) $350 per Ounce of Gold or (y) the then prevailing open market bid price in Dollars per Ounce of Gold maintained by the Lender on any date of determination.
     “Borrowing Period” shall have the meaning given thereto in Section 2.3(b).
     “Borrowing Rate” means an interest rate per annum equal to the sum of LIBOR plus the Interest Margin.
     “Business Day” means any day other than a Saturday, Sunday or holiday on which banks in New York City, London and Denver, Colorado are open to conduct their usual business.
     “Cash Equivalent” means, at any time:
(a)	any Government Security;

(b)	commercial paper, maturing not more than nine months from the date of issue, which is (i) rated at least A-1 by Standard & Poor’s Rating Group and P-1 by Moody’s Investors Service, Inc., (ii) issued by a corporation or company other than the Borrower and (iii) in certificated form; or

(c)	any negotiable certificate of deposit or banker’s acceptance, maturing not more than one year after the purchase thereof, which is issued (or, in the case of a banker’s acceptance, accepted) by a commercial banking institution organized under the laws of an Organization for Economic Cooperation and Development member country that has combined capital and surplus and undivided profits of not less than $1,000,000,000;
     which in any case is purchased with funds standing to the credit of any account of the Borrower.
     “Closing Date” means the date hereof.
     “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
     “Collateral” means all property, assets, rights and interests of the Borrower subject or intended to be subject from time to time to any Lien pursuant to a Collateral Agreement, consisting initially of (i) the GSR #1 Royalty, (ii) GSR #3 Royalty, (iii) the NVR #1 Royalty, (iv) all rights and interests of the Borrower related to the interests described in clauses (i), (ii) and (iii) whether now owned or hereafter acquired, and (v) the Debt Service Reserve Account, together with, from time to time, all additional Royalties, real property rights or interests or other rights, properties or interests, of any kind or character whatsoever, that are included in or covered by a Collateral Agreement as security for the Obligations.
     “Collateral Agreements” means the Mortgage, the Proceeds Agreement, the Ratification and Confirmation and each other Instrument delivered from time to time to secure the Borrower’s Obligations under this Agreement and under the Collateral Agreements or to perfect such interest, as any of the foregoing may be amended, modified, extended, supplemented, continued or restated in accordance with their respective terms.
     “Collateral Royalties” means, initially, (i) the GSR #1 Royalty, (ii) the GSR #3 Royalty and (iii) the NVR #1 Royalty, together with, from time to time hereafter, each other Royalty Interest approved by the Lender for inclusion in calculation of the Royalty Ounces as set forth in Section 2.11(e) hereof.
     “Commitment Fee” has the meaning set forth in Section 2.6(b) hereof.
     “Cortez Royalty Agreement” means, collectively, (1) the Royalty Agreement dated as of April 1, 1999 by and among The Cortez Joint Venture, a joint venture formed under and governed by the laws of Nevada and comprised of Placer Cortez Inc., a Delaware corporation, and Kennecott Explorations (Australia) Ltd., a Delaware corporation; Placer Dome U.S. Inc., a California corporation; the Borrower, and Royal Crescent Valley Inc., a Nevada corporation; (2) the First Amended Memorandum of Grant of Royalty dated as of April 1, 1999 by and among the same Persons as are identified in (1) above; (3) the Second Amended Memorandum of Grant of Royalty dated as of December 8, 2000, and (4) all amendments, modifications, extensions and renewals of the Instruments identified in (1), (2) and (3) above in accordance with the terms thereof.
     “Date of Default” has the meaning set forth in Section 8.2(a) hereof.

     “Debt” means as to any Person: (a) indebtedness, present or future, actual or contingent, of such Person for borrowed money or other assets or for the deferred purchase price of property or services (other than obligations under agreements for the purchase of goods and services in the normal course of business which are not more than 60 days past due); (b) obligations of such Person under capital leases, conditional sale agreements or any other financing transaction; and (c) obligations of such Person under any direct or indirect guaranty in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a) or (b) above.
     “Debt Service Reserve Account” means a demand deposit account of the Borrower located at and controlled by the Lender and in which the Lender has a security interest as provided for in Section 3.3 which shall initially be the Borrower’s Account, and all successor accounts.
     “Default Rate” means an interest rate per annum equal to the prevailing Borrowing Rate plus two and one-half percent (2.5%).
     “Dollar(s)” or “$” means, unless otherwise expressly provided, United States dollars.
     “Environmental Laws” means all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder applicable to the Projects, the Project Properties, the Products or any of the Borrower’s other assets and relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; expressly including all applicable Federal and State of Nevada, county or municipal environmental laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
     “ERISA Affiliate” means any Person who together with the Company or any of its Subsidiaries are treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
     “Establishment Fee” shall have the meaning specified in Section 2.6(a) hereof.
     “Event of Default” means those events specified in Section 8.1 hereof.
     “Existing Agreement” shall have the meaning specified in Recital A hereto.
     “GAS Claims” means 200 unpatented lode mining claims situated in Lander County, Nevada with the following names and corresponding Nevada BLM Serial Numbers: GAS #17-

101, NMC Numbers 403024-403108; GAS #102-130, NMC Numbers 410529-410557; GAS #131-211, NMC Numbers 429207-429287; and GAS #12-16, NMC Numbers 403019-403023.
     “Gold” means gold of minimum 0.995 fineness in gold bars conforming in all respects with the requirements for good delivery on the London Bullion Market.
     “Government Security” means, at any time, any security maturing not more than one year after the purchase thereof, issued by the United States Treasury that is maintained in book entry form on the records of a Federal Reserve Bank in the United States.
     “Governmental Authority” means the government of any nation and the state, provincial, territorial, divisional, county, city and political subdivisions thereof, in which the Borrower or any Royalty Interest or other property right or interest of Borrower is located, or which exercises valid jurisdiction over any such property, or in which the Borrower conducts business or is otherwise present, and any entity, court, agency, department, commission, board, bureau or instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions, and any securities exchange to which the Borrower is subject. Governmental Authority shall also include any regulatory agency and the rules and regulations of said governmental agency with which the Borrower must comply.
     “GSR #1 Royalty” means the sliding-scale gross smelter returns royalty over seventy-nine mining and millsite claims that encompass all of the reserves at the Pipeline Project as of April 1, 1999, established pursuant to the Cortez Royalty Agreement, which sliding-scale royalty ranges from 0.40% when the price of Gold is less than $210 per Ounce up to 5.00% when the price of Gold is more than $470 per Ounce, with such royalty rates described in Schedule 1.1(c).
     “GSR #3 Royalty” means the gross smelter returns royalty over approximately four hundred sixty-one mining and millsite claims, including the seventy-nine mining and millsite claims that encompass all of the reserves at the Pipeline Project as of April 1, 1999, established pursuant to the GSR #3 Royalty Deeds, which is currently equal to 0.7125% of the value of production from such claims.
     “GSR #3 Royalty Deeds” means the nine Special Warranty Deeds that are more particularly identified on Schedule 1.1(b) and 1.1(c).
     “Instrument” means any contract, agreement, indenture, mortgage, document, writing or other instrument (whether formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.
     “Interest Margin” means one and one-half percent (1.5%) per annum.
     “Lender” means HSBC Bank USA, National Association, a national banking association organized under the laws of the United States.
     “LIBOR” means the rate per annum (rounded upwards if necessary to the nearest whole one-sixteenth of one percent (1/16%)) equal to (a) the average of the offered rates as of 11:00 a.m., London time, on the date of determination appearing on the display designated as page

“LIBO” on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) for Dollar deposits for the relevant period of time, or (b) if fewer than two offered rates appear on the display referred to in clause (a) above, the rate determined by the Lender (which determination shall be conclusive in the absence of manifest error) to be the average of the rates at which banks are offered Dollar deposits for the relevant period of time in the interbank Eurodollar market at about 11:00 a.m., London time.
     “Lien” means, as to any Person, any mortgage, lien, pledge, hypothecation, charge, assignment, security interest, preferential purchase right or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to, or of such Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement or other instrument or document for filing which names such Person as debtor, or the signing of any security agreement, pledge or other instrument authorizing any other party as the secured party thereunder to file any financing statement or other instrument. A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness which indebtedness is deemed to be extinguished under generally accepted accounting principles in the United States, but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.
     “Loan” and “Loans” means the funds Advanced from time to time by the Lender to the Borrower pursuant to this Agreement.
     “Loan Documents” means this Agreement, the Note, each Request for Advance, the Collateral Agreements, the Royalty Payment Agreements, the Ratification and Confirmation and all other Instruments contemplated hereby or executed in connection herewith, and all amendments, modifications, supplements, restatements, continuations and extensions of any of the foregoing in accordance with their terms.
     “London Bullion Market” means the market in London known as the “London Bullion Market” and on which members of the London Bullion Market Association, amongst others, quote prices for the buying and selling of Gold and Silver.
     “London Gold Fixing” means a p.m. gold price fixing meeting among the gold fixing members for the time being of the London Bullion Market.
     “London Gold Fixing Price” means the price per ounce of Gold established at a London Gold Fixing.
     “Material Adverse Effect” means a material adverse effect on the business or financial condition of the Borrower or on the Borrower’s ability to perform any of its material obligations under any of the Loan Documents. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

     “Maturity Date” means the date on which the Loans are payable in full by the Borrower, being the first to occur of (a) any date on which the Lender accelerates the due date of any of the Loans by reason of an Event of Default pursuant to Section 8.1, or (b) the Scheduled Maturity Date.
     “Maximum Availability” means the lesser of the Maximum Credit Amount and the Borrowing Base.
     “Maximum Credit Amount” shall mean $30,000,000 on the date hereof, and thereafter shall mean the lesser of the amounts to which it has been reduced from time to time pursuant to Section 2.5(a).
     “Mortgage” means the Mortgage, Deed of Trust, Security Agreement, Pledge and Financing Statement dated as of December 18, 2000 made by the Borrower for the benefit of the Lender with Stewart Title of Northeastern Nevada as trustee, which was filed in the official records of Lander County, Nevada on January 10, 2001 at Book 485, Pages 131-154, as the same may be amended, modified, supplemented, continued or restated from time to time in accordance with its terms.
     “Mortgage Amendment” means the amendment and supplement to the Mortgage to be delivered by Borrower as set forth on Schedule 6.16.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued, an obligation to make contributions within the preceding six (6) years.
     “Net Worth” means the Borrower’s consolidated tangible net worth determined in accordance with the same United States generally accepted accounting principles as were used in the preparation of the Borrower’s financial statements referred to in Sections 5.5 and 6.2 hereof.
     “Note” means the Amended and Restated Promissory Note in the form of Exhibit C attached hereto issued by the Borrower and payable to the order of the Lender.
     “NVR #1 Royalty” means the fixed rate royalty equal to 0.39% of the net value of all production from the GAS Claims, which are located on a portion of the Pipeline Project.
     “Obligations” means all obligations of the Borrower with respect to the repayment of principal, interest, fees and other amounts when due hereunder and the performance of all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement and each other Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and however arising.
     “October Calculation” shall have the meaning specified in Section 2.11(b) hereof.
     “Ounce” means a fine ounce troy weight.
     “Other Taxes” has the meaning set forth in Section 2.9 hereof.

     “PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
     “Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated association, joint venture, governmental agency or other entity of whatever nature.
     “Pipeline Project” means the Project relating to the Pipeline Project Properties.
     “Pipeline Project Properties” means the unpatented mining and millsite claims located in Lander County, Nevada identified as the “Reserve Claims” in the Cortez Royalty Agreement and subject to the terms and conditions of the Cortez Royalty Agreement, together with all relocations, modifications or amendments thereof, all patented mining claims which may be issued based thereon, and all lands subject thereto.
     “Plans” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.
     “Potential Event of Default” means any event which with the giving of notice or lapse of time or both, based on reasonable projections, would become an Event of Default.
     “Proceeding” has the meaning set forth in Section 9.8(a) hereof.
     “Proceeds Agreement” means the Proceeds Agreement by and among the Borrower, the Lender and Johnson Matthey or any other purchaser from the Borrower of any portion of its share of mineral production from the Project Properties, which Instrument is substantially in the form of Exhibit E hereto, as the same may be amended, modified, supplemented, continued or restated from time to time in accordance with its terms, and any confirmation of such agreement.
     “Products” means without limitation all ore, minerals, concentrate, doré bar and refined Gold, silver or other metals produced on behalf of the Borrower and the Royalty Interests from the Project Properties.
     “Projects” means all of the mining projects in which the Borrower has or acquires a Royalty Interest, including, without limitation, the Pipeline Project, with the Projects in effect on the date hereof described with greater particularity on Schedule 1.1(a) hereto.
     “Project Managers” means the operator or manager of each Project, with the Project Managers for each Project in effect on the date hereof set forth in Schedule 1.1(a) hereto.
     “Project Properties” means all of the real property rights or interests, now owned or hereafter acquired, included in each of the Projects which are burdened with a Royalty Interest, including all unpatented mining claims which are identified in any Royalty Agreement, together with all relocations, modifications or amendments thereof, all patented mining claims which may be issued based thereon, and all lands subject thereto.

     “Projected Facility Term Revenue” means an amount approved by the Lender, which shall be equal to the Royalty Ounces multiplied by the Borrowing Base Gold Price. The Lender’s determination of Projected Facility Term Revenue shall be conclusively presumed to be correct save for manifest error.
     “Ratification and Confirmation” means the Ratification and Confirmation Agreement of even date herewith in the form set forth in Exhibit F hereto.
     “Request for Advance” means the irrevocable request by the Borrower for an Advance of a Loan, in the form set forth in Exhibit A hereto, signed by an Authorized Officer of the Borrower.
     “Requirements of Law” means, as to any Person, any law, statute, code, treaty, ordinance, order, rule or regulation, decree, injunction, franchise, permit, certificate, license or authorization, or determination of an arbitrator or a court or other governmental agency, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject, and specifically including, without limitation, Environmental Laws.
     “Reserve Amount” shall have the meaning given thereto in Section 3.3.
     “Royalties” means any share of mineral production free of the costs of production, including, without limitation overriding royalties, non-participating royalties, production payments, net profit interests and all other mineral royalties of every type and characterization, whether constituting a real property or a personal property interest.
     “Royalty Agreements” means, collectively, (i) the Cortez Royalty Agreement, (ii) each of the other royalty agreements set forth on Schedule 1.1(b) hereto, (iii) any other agreement with or for the benefit of the Borrower pursuant to which the Borrower receives or is entitled to receive any Royalties, whether now or hereafter in existence which is acquired by the Borrower in whole or in part with proceeds of the Loans, and (iv) all amendments, modifications, extensions and renewals of the Instruments identified in (i), (ii) and (iii) above in accordance with the terms thereof.
     “Royalty Interests” means all Royalties now owned or hereafter acquired by or for the benefit of the Borrower in or relating to all of the Projects, as set forth with greater particularity in Schedule 1.1(c) hereto, and all Products received or receivable with respect thereto, now held or hereafter acquired by the Borrower, whether pursuant to Royalty Agreements or otherwise.
     “Royalty Ounces” means an amount approved by the Lender, which shall be equal to the aggregate ounces of Product projected to be payable to the Borrower (in cash or in kind) from the date of determination through the Scheduled Maturity Date with respect to the Collateral Royalties, which shall be based on current, commercially reasonable projections of production from the Pipeline Project and each other applicable Project Property. Calculations of Royalty Ounces for the GSR #1 Royalty, the GSR #3 Royalty and the NVR #1 Royalty shall be based on the reserve reports set forth in the then-current mine plan for the Cortez Joint Venture. Calculations of Royalty Ounces to be included as Collateral Royalties from Projects either not in production at the Closing Date or acquired by the Borrower after the Closing Date and accepted by the Lender as Collateral Royalties for the purpose of calculating the Borrowing Base shall be based on the reserve report set forth in the applicable then-current mine plan for such Project, unless the Lender, in its sole discretion, elects to audit the information contained in the reserve report set forth in the applicable mine plan for such Project, develop its own conclusions based on its independent analysis of such information and estimate the Royalty Ounces for such Project, in which event the Lender’s determination shall be conclusive. Calculations of Royalty Ounces shall include all reasonable deductions for shipping, smelting, contractual and other standard deductions (which deductions shall be described with reasonable specificity in the Borrower’s calculations).
     “Royalty Payment Confirmations” means the letters substantially in the form of Exhibit G hereto.
     “Scheduled Maturity Date” means December 31, 2008, unless otherwise extended by the Lender in its sole discretion upon the request of the Borrower in accordance with Section 2.7.
     “Semi-Annual Calculations” shall have the meaning specified in Section 2.11(b) hereof.
     “Title Opinion” means a legal opinion from counsel to the Borrower pertaining to the Collateral Royalties and Borrower’s right, title and interest in and to the Collateral Royalties, in form and substance acceptable to the Lender.
     1.2 Accounting Principles. All accounting terms not otherwise defined herein shall be construed, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles in effect in the United States applied on a consistent basis (except where such inconsistencies are disclosed in the notes to the audited financial statements provided to the Lender under Section 6.2), except as specifically provided herein.
ARTICLE II
LOAN FACILITY
     2.1 The Loan.
          (a) General. The Lender agrees, on the terms and conditions hereinafter set forth, to Advance Loans to the Borrower from time to time during the Availability Period, as requested by the Borrower; provided, that the aggregate Amount Outstanding (after giving effect to any amount requested) shall not exceed the Maximum Availability. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow funds hereunder until termination of the Availability Period.
          (b) Loan Advance; Request for Advance. Not less than three Business Days prior to the desired date of an Advance of a Loan, the Borrower shall submit to the Lender a Request for Advance. The Request for Advance will specify (i) the amount of the Advance, which shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (ii) the Borrowing Period for such Advance and (iii) the Business Day on which the Advance is requested to be made. Subject to the Borrower’s satisfaction of the conditions precedent set forth in Article IV, and on the terms and conditions stated herein, no later than five Business Days after the Lender’s receipt of a Request for Advance, the Lender shall Advance the Loan to the Borrower’s Account on the Business Day specified by the Borrower in the Request for Advance. The Request for Advance shall be irrevocable and binding on the Borrower and in respect of the Loan amount specified therein, the Borrower shall indemnify the Lender against any loss or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified for such Loan the applicable conditions set forth in Article IV hereof, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of funds or deposits acquired or borrowed by the Lender to fund the Loan to be made by the Lender when the Loan, as a result of such failure, is not made on such date. A certificate as to such amounts sufficient to compensate the Lender under such indemnification obligation submitted by the Lender to the Borrower shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
          (c) Use of Proceeds. The Borrower may utilize the proceeds of the Loans for general corporate purposes, including, without limitation, the acquisition of Royalties.
          (d) Amendment, Restatement and Continuance. This Agreement amends, restates, continues and replaces the Existing Agreement and nothing contained in this Agreement shall be deemed or construed to be a repayment, satisfaction or novation of the Obligations or to release, terminate, novate or in any way impair any Lien or Collateral Agreement that secures the payment and performance of the Obligations.
     2.2 Promissory Note. The Loans shall be evidenced by the Note, representing the obligation of the Borrower to repay the Amount Outstanding of the Loans, together with interest as set forth herein. The Borrower authorizes the Lender to endorse the date and amount of the Advance and each repayment on the schedule annexed to and constituting a part of the Note, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed, in the absence of manifest error. The failure so to record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Note to repay the Amount Outstanding of the Loans together with all interest accruing thereon and fees accruing with respect thereto.
     2.3 Interest.
          (a) General. The Borrower shall pay interest on the Amount Outstanding calculated on a 360-day year basis. Except as provided in Section 2.8(b), interest shall accrue at the Borrowing Rate and shall be payable by the Borrower at the end of each Borrowing Period (defined below) except that, with respect to a Borrowing Period of 90 days or more which extends beyond the last day of a calendar quarter, on such last day of the calendar quarter.
          (b) Borrowing Periods. The Borrower may select borrowing periods (a “Borrowing Period”) for each Loan of 30, 60, 90 or of a longer period of days if available (or of such other period of days agreed to by the Lender) on a 360-day year basis; provided, however, that the Borrower may not select a Borrowing Period if the Lender determines that Dollar deposits are not being offered in the London interbank Dollar market for such Borrowing Period in accordance with customary practice (in which event the Borrower must select another Borrowing Period which does not present such problems). The Borrower will select the initial Borrowing Period for each Loan by giving the Lender notice thereof in the Request for Advance. After the Advance the Borrower may select Borrowing Periods by giving notice to the Lender at least three Business Days prior to the expiration of a Borrowing Period then in effect. If at any time the Borrower fails to give timely notice of its selection, then the Borrower shall be deemed to have selected a Borrowing Period of 30 days. The Lender shall not be required to maintain more than four different Borrowing Periods hereunder at any one time.
     2.4 Repayment of the Loan.
          (a) Principal Payments. The Borrower agrees to repay the Loans as provided herein. The Borrower shall repay the outstanding principal amount of the Loans as amortized by the Lender on a monthly basis from the date of Advance through the Scheduled Maturity Date. Subject to the other terms hereof pertaining to mandatory repayment of the Loans, the Borrower shall repay the Loans in full, together with accrued interest thereon, on the Maturity Date.
          (b) Voluntary Repayments. The Borrower may repay any Amount Outstanding of the Loans in integral multiples of $1,000,000 at the end of any Borrowing Period, without penalty or premium by providing the Lender not less than five Business Days’ prior written notice. Upon the giving of such notice, which shall be irrevocable, the amount to be repaid, as set forth in said notice, together with interest thereon, shall be due and payable on the date set forth therein.
          (c) Priority of Prepayments. All payments made pursuant to this Section 2.4 shall be applied first to accrued, outstanding and unpaid fees and expenses (including costs and expenses identified in Section 9.4), then to any accrued and unpaid interest on the Loan as of the end of the most recent Borrowing Period, then to principal.
     2.5 Permanent Reduction of Maximum Credit Amount.
          (a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice from the Borrower to the Lender, to permanently reduce the Maximum Credit Amount by an aggregate principal amount not less than $1,000,000, plus any whole multiples of $1,000,000 in excess thereof or any amount in excess thereof which would reduce the Maximum Credit Amount to the Amount Outstanding.
          (b) Commitment Reduction Repayment. Upon the giving of notice set forth in Section 2.5(a), which shall be irrevocable, each permanent reduction in the Maximum Credit Amount permitted pursuant to this Section 2.5 and any amounts due as a result thereof shall be due and payable on the date set forth therein by a payment of principal sufficient to eliminate any excess of the Amount Outstanding over the Maximum Credit Amount as so reduced.

     2.6 Fees.
          (a) Establishment Fee. The Borrower agrees to pay the Lender a total fee (the “Establishment Fee”) in the amount of $50,000 for the establishment of this loan facility, which shall be due and payable concurrently with Borrower’s execution hereof (minus the $20,000 advance on the Establishment Fee that the parties acknowledge the Lender has been paid by Borrower prior to the date of this Agreement). No portion of the Establishment Fee will be refundable by the Lender to the Borrower under any circumstances, including an election by the Borrower not to submit a Request for Advance hereunder or the failure of the Borrower to satisfy, or the failure of the Lender to waive satisfaction of, the conditions to any Advance set forth in Article IV hereof.
          (b) Commitment Fee. The Borrower agrees to pay to the Lender a fee (the “Commitment Fee”) in an amount determined daily during the period beginning on the Closing Date and ending on the Maturity Date at the rate of three-quarters of one percent (0.75%) per annum of the difference between the Amount Outstanding and the Maximum Availability. The Commitment Fee will be payable in arrears to the Lender on the fifth Business Day of each calendar quarter following conclusion of the calendar quarter in which the Commitment Fee is accrued.
          (c) Agent’s Fee. In the event that the Lender assigns or grants participations in the Loans, or any part thereof, and the Loan Documents, then, in order to compensate the Lender for structuring and managing any such syndication or participation of the Loans and for its obligations hereunder, the Borrower agrees to pay to the Lender, for its account, an agent’s fee in the amount of $10,000 per annum payable on the date that the Lender makes such assignment or grants a participation and on each anniversary of such date during the term hereof.
     2.7 Extension of Scheduled Maturity Date.
          (a) First Request for Extension. So long as no Potential Event of Default or Event of Default has occurred, the Borrower may irrevocably request in writing that the Lender extend the Scheduled Maturity Date for an additional year from the date of December 31, 2008 to December 31, 2009 (the “First Request for Extension”), which such request shall be made not later than June 30, 2008. Upon receipt of the First Request for Extension, the Lender shall have ninety (90) days to consider and approve or reject in its sole discretion the Borrower’s First Request for Extension.
          (b) Second Request for Extension. So long as no Potential Event of Default or Event of Default has occurred and so long as the Borrower has requested and the Lender has approved an extension of the Scheduled Maturity Date to December 31, 2009, the Borrower may irrevocably request in writing that the Lender extend the Scheduled Maturity Date for an additional year from the date of December 31, 2009 to December 31, 2010 (the “Second Request for Extension”), which such request shall be made not later than June 30, 2009. Upon receipt of the Second Request for Extension, the Lender shall have ninety (90) days to consider and approve or reject in its sole discretion the Borrower’s Second Request for Extension.

          (c) Terms and Conditions Binding. If the Lender agrees to extend the Scheduled Maturity Date pursuant to a First Request for Extension or a Second Request for Extension, this Agreement shall continue with full force and effect upon the same terms and conditions as those set forth herein (except as amended, supplemented or modified in accordance with the terms hereof) until the Maturity Date (with the Scheduled Maturity Date as extended in accordance herewith).
          (d) Miscellaneous Terms. Each Request for Extension shall be irrevocable and binding on the Borrower. The failure of the Borrower to make any Request for Extension within the time period specified therefor shall thereby terminate the Borrower’s option to make such a Request for Extension. The failure of the Borrower to make the First Request for Extension within the time period set forth therefor shall thereby terminate its ability to make the Second Request for Extension.
     2.8 Miscellaneous.
          (a) Same-day Funds. All payments by the Borrower to the Lender hereunder and under any other Loan Document, whether for principal, interest, fees, expenses or other amounts, shall be made without set-off, recoupment, deduction or counterclaim in immediately available funds to such account as the Lender shall specify from time to time by not later than 12:00 p.m. Eastern time on the date when due.
          (b) Penalty Interest.
     (i) The Borrower shall pay to the Lender, on demand, interest on any amount which is not paid by the Borrower when due at the Default Rate.
     (ii) Without prejudice to the rights of the Lender under the foregoing provisions of this Section 2.8(b), the Borrower shall indemnify the Lender against any loss or expense which it may sustain or incur as a result of the failure by the Borrower to pay when due any Amount Outstanding of the Loan, to the extent that any such loss or expense is not recovered pursuant to such foregoing provisions. A certificate or other notice of the Lender setting forth the basis for the determination of the interest due on overdue principal and of the amounts necessary to indemnify the Lender in respect of such loss or expense, submitted to the Borrower by the Lender, shall constitute prima facie evidence of the accuracy of the information contained therein in the absence of manifest error and, absent notice from the Borrower of such error, shall be conclusive and binding for all purposes.
          (c) Lender’s Counsel’s Fees. The Borrower shall pay to the Lender such amount as invoiced to the Lender by the Lender’s counsel, Davis Graham & Stubbs LLP, for such firm’s fees and charges incurred in connection with the transactions contemplated by the Loan Documents. Alternatively, with such counsel’s consent, payment may be made by the Borrower directly to such counsel.
          (d) Lender’s Other Expenses. On the Closing Date, the Borrower shall pay the Lender all of the Lender’s costs incurred to date (as reasonably detailed in advance) in connection with the transactions contemplated by the Loan Documents in accordance with

Section 9.4 hereof and thereafter the Borrower shall pay the Lender all of the Lender’s subsequent and additional costs in connection with the transactions contemplated by the Loan Documents within 30 days of receipt from the Lender of a reasonably detailed invoice therefor in accordance with Section 9.4 hereof.
     2.9 Taxes.
          (a) Other Taxes. The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise, mortgage, or property taxes, charges or similar levies (exclusive of income taxes) which arise from any payment made hereunder or under the Note or from the execution, delivery, recordation or registration of, or otherwise with respect to, this Agreement or the Note or the Collateral Agreements or any other Loan Documents (hereinafter referred to as “Other Taxes”). The Borrower will indemnify the Lender for and hold it harmless from the full amount of Other Taxes (including, without limitation, any Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.9) paid by the Lender or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Other Taxes were correctly or legally asserted; provided, however, that the Borrower shall have the right to contest in good faith any such tax levied upon the Lender. This indemnification shall be made within thirty days from the date the Lender makes written demand therefor, unless the Borrower is contesting the tax in good faith, in which event the foregoing indemnification shall not be triggered until the final determination of such contest or proceeding and the exhaustion of all applicable appeals.
          (b) Withholding Tax; Gross-up. All payments to be made by the Borrower to any Person hereunder shall be made free and clear of and without deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any governmental authority having the power to tax; provided, however, that if the Borrower is required to make such a payment subject to the deduction or withholding of such tax, duty, assessment or governmental charge (exclusive of income taxes), then the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Person receiving the payment receives a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.
          (c) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.9 shall survive the payment in full of the Loan.
     2.10 Illegality; Capital Requirements; Increased Costs; Indemnity for Breakage Costs.
          (a) Illegality. If after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender to honor its obligations hereunder to make or maintain the Loan based on a LIBOR rate, the Lender shall promptly give notice thereof to Borrower. Thereafter, subject to paragraph (e) below, until the Lender notifies Borrower that such circumstances no longer exist (which notification shall be given within thirty (30) days after the Lender obtains actual knowledge that such circumstances no longer exist), (i) the obligations of the Lender to make the Loan based on a LIBOR rate shall be suspended and thereafter Borrower may borrow only at an annual rate equal to the Lender’s prime rate plus a margin of one and one half percent (1.5%) (the “Prime Borrowing Rate”), and (ii) if the Lender may not lawfully continue to maintain the Loan based on a LIBOR rate to the end of the then current Borrowing Period applicable thereto, shall immediately be converted to a Loan based on the Prime Borrowing Rate for the remainder of such Borrowing Period.
          (b) Capital Requirements. If, subsequent to the date of this Agreement, either (i) the establishment of, or any change in, or in the interpretation of, any applicable Requirement of Law or (ii) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or would affect the amount of capital required to be maintained by, the Lender or any corporation controlling the Lender in connection with the Loan or its commitment to extend the Loan thereunder, below the rate which the Lender or such other corporation could have achieved but for such establishment or introduction, change or compliance, then within fifteen (15) Business Days after written demand of the Lender, subject to paragraph (e) below, Borrower shall pay to the Lender from time to time as specified by the Lender additional amounts sufficient to compensate the Lender or other corporation for such reduction. A certificate as to such amounts shall be submitted to the Borrower by the Lender as soon as practicable following an event covered by this Section 2.10(b), and shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.
          (c) Increased Costs. If, after the date hereof, the establishment or introduction of, or any change in, any applicable Requirement of Law, or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of such authority, central bank or comparable agency:
          (i) shall subject the Lender to any tax, duty or other charge with respect to the Loan or the Note, or shall change the basis of taxation of payments to the Lender of the principal of or interest on the Loan or the Note, or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of the Lender imposed by the jurisdiction in which the Lender is organized or is or should be qualified); and
          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender or shall impose on the Lender or the foreign exchange and interbank markets any other condition affecting the Loan or the Note;
and the result of any of the foregoing is to increase the costs to the Lender of maintaining the Loan or to reduce the yield or amount of any sum received or receivable by the Lender under this Agreement or under the Note in respect of the Loan, then the Lender shall promptly notify Borrower of such fact and demand compensation therefor and, subject to paragraph (e) below, within fifteen (15) days after such notice by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify Borrower of any event of which it has knowledge which will entitle the Lender to compensation pursuant to this Section 2.9(c). A certificate of the Lender setting forth the basis for determining such additional amount or amounts necessary to compensate the Lender shall be conclusively presumed to be correct save for manifest error.
          (d) Indemnity for Breakage Costs. Borrower hereby indemnifies the Lender against any loss or expense which may arise or be attributable to the Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Loan (i) due to any failure of Borrower to borrow on a date specified therefor in the Request for Advance or (ii) due to any payment or prepayment of the Loan on a date other than the last day of the Borrowing Period therefor. The Lender’s calculations of any such loss or expense shall be furnished to Borrower and shall be conclusive, absent manifest error.
          (e) Cancellation of Commitment as a Result of Increased Costs. If Borrower has received a notice of increased costs under paragraphs (a), (b) or (c) above, in lieu of paying such increased amounts Borrower may provide notice to the Lender that it elects to prepay the Loan, in which case the Borrower shall pay to the Lender any loss or expense of the Lender due to the prepayment of the Loan on a date other than the last day of the Borrowing Period therefor.
     2.11 Borrowing Base Determination.
          (a) The Borrower shall calculate the Royalty Ounces, the Projected Facility Term Revenue and the Borrowing Base in accordance with the requirements of this Agreement, using its good faith best efforts, and it shall then provide such amounts and calculations to the Lender by written notice. The Lender may request such clarifications, explanations, supporting data, documents, calculations, re-calculations or other information as it reasonably deems appropriate, all of which shall be promptly provided by the Borrower. The final determination of the Royalty Ounces, the Projected Facility Term Revenue and the Borrowing Base shall be made by the Lender, using its commercially reasonable discretion, and no calculation of the Borrowing Base, the Projected Facility Term Revenue or the Royalty Ounces shall be used, or otherwise be deemed final and effective, until approved in writing by the Lender. The Lender, using its commercially reasonable discretion, may decide to undertake its own calculation of the Borrowing Base, the Projected Facility Term Revenue and the Royalty Ounces at any time and from time to time and shall promptly notify the Borrower of the results of such calculations. The Lender’s determination of the Borrowing Base, the Projected Facility Term Revenue and the Royalty Ounces, at any time and from time to time, whether based on the Borrower’s calculations or its own calculations, shall be made by the Lender, using its commercially reasonable discretion, and shall be used for all purposes under this Agreement.
          (b) The Borrower shall calculate the Royalty Ounces, the Projected Facility Term Revenue and the Borrowing Base (i) semi-annually, with written notice of such calculations to be delivered to the Lender by not later than April 15 of each year (the “April Calculation”) and by not later than October 15 of each year (the “October Calculation”, and together with the April Calculation, the “Semi-Annual Calculations”) and (ii) at any other time reasonably requested by the Lender, with written notice of such calculations to be delivered to the Lender within five (5) Business Days of such Lender request (each, a “Special Calculation”). The Lender may request a Special Calculation, or a re-calculation of any of the foregoing amounts, at any time, and from time to time, while any Loans are outstanding or prior to the Advance of any Loan.
          (c) Each Semi-Annual Calculation shall include a separate calculation of the Royalty Ounces, the Projected Facility Term Revenue and the Borrowing Base as of the end of then-current calendar quarter and each of the subsequent two calendar quarters (for the purpose of clarification, the April Calculation shall include projected calculations for each of the 2nd, 3rd and 4th calendar quarters and the October Calculation shall include projected calculations for each of the 4th, 1st and 2nd calendar quarters). Each Special Calculation shall include a calculation of the Royalty Ounces, the Projected Facility Term Revenue and the Borrowing Base as of the date of determination as well as a calculation of the projected Royalty Ounces, Projected Facility Term Revenue and Borrowing Base as of the end of the then-current calendar quarter and the subsequent two calendar quarters. All calculations of future, projected amounts shall use commercially reasonable assumptions with respect to such projections.
          (d) The Lender’s determination of the Borrowing Base, whether based on actual numbers as of a date of determination or as projected as of the end of a future calendar quarter, shall remain effective for all purposes under this Agreement until a subsequent Semi-Annual Calculation or Special Calculation is completed and the Lender makes a determination of the Borrowing Base based on such calculations.
          (e) From time to time, the Borrower may provide the Lender with a written request to include other Royalty Interests of the Borrower as Collateral Royalties and Royalty Ounces for the purposes of determining the Borrowing Base, which request shall include appropriate data, documentation and information about such Royalty Interest and the Project and Project Properties related thereto. Upon receipt of such request from the Borrower, the Lender may request such additional data, documentation and information about such Royalty Interest, Project and Project Properties as it deems necessary or appropriate, which the Borrower shall promptly provide. The Lender shall have a period of forty-five (45) days from the Lender’s receipt of such request to either accept or reject the Borrower’s request, which the Lender may do in its sole discretion reasonably exercised. The Lender shall provide the Borrower with written notice of its decision. The failure of the Lender to provide a written notice of acceptance of such additional Royalty Interests as Royalty Ounces shall be deemed a rejection of the Borrower’s request.

          (f) Upon the Lender’s written acceptance of the inclusion of new or additional Royalty Interests as Royalty Ounces and Collateral Royalties, the Borrower shall re-calculate the Royalty Ounces, the Projected Facility Term Revenue and the Borrowing Base in accordance with the requirements of this Agreement. Any re-calculation of the Borrowing Base including new or additional Royalty Interests shall not be effective until (i) the Lender has provided written approval of such calculation, (ii) the Borrower has granted, and the Lender has obtained, a first priority, perfected Lien over such new or additional Royalty Interests free from other Liens and (iii) the Lender has received both a Title Opinion confirming the Borrower’s right, title and interest in such new or additional Royalty Interests and a supplemental legal opinion with respect thereto confirming the inclusion of such Royalty Interests as part of the Collateral and the perfection of the Lender’s security interest therein, with each such opinion to be in form and content satisfactory to the Lender.
ARTICLE III
COLLATERAL SECURITY
     3.1 Collateral Agreements. All of the Borrower’s Obligations are secured by the Collateral Agreements. The Collateral Agreements and the Liens on the Collateral to secure the payment and performance of all Obligations are continuing and have been ratified and confirmed by the Borrower pursuant to the Ratification and Confirmation.
     3.2 Perfection and Maintenance of Collateral Agreement Liens. The Borrower hereby authorizes the Lender to file such UCC Financing Statements in such jurisdictions as it determines to be desirable and to take such other actions as it determines to be necessary or desirable to perfect and maintain the perfection of first priority Liens in the Debt Service Reserve Account and all other Collateral identified in the Collateral Agreements. The Borrower agrees to cooperate with the Lender in completing all such recording and filing, to promptly execute such other Instruments, and to promptly take all such other actions, as the Lender may reasonably determine to be necessary or appropriate to confirm, perfect and maintain the perfection of such Liens. Prior to any Advance of a Loan hereunder, the Mortgage Amendment shall have been filed and recorded in the appropriate records of the Lander County, Nevada Clerk and Recorder and such other jurisdictions necessary to perfect the Liens granted therein.
     3.3 Debt Service Reserve Account. The Borrower has established, and until this Agreement has been repaid in full and cancelled the Borrower shall maintain, the Debt Service Reserve Account with the Lender. Such Debt Service Reserve Account is subject to the custody, control and right of set-off of the Lender and constitutes part of the Collateral. Commencing prior to the initial Advance of a Loan hereunder and continuing until the termination of this Agreement, the Borrower shall promptly deposit or cause to be deposited in the Debt Service Reserve Account all cash amounts received by the Borrower from or with respect to (i) all existing Royalty Interests, and (ii) all Royalty Interests purchased or otherwise acquired using Loan proceeds after the date of this Agreement. The balance in the Debt Service Reserve Account at all times shall be not less than an amount equal to the aggregate of any payments of principal, interest, fees and expenses payable with respect to the Loans and the Loan Documents and due at any time during the then current calendar quarter and the next succeeding calendar quarter, which amount shall be determined by the Lender in its commercially reasonable discretion, including with reference to the Borrowing Base applicable to such period of time (the “Reserve Amount”). The Borrower hereby grants to the Lender a continuing security interest in and lien upon the Debt Service Reserve Account, all cash balances from time to time credited to the Debt Service Reserve Account and any and all proceeds of any thereof, whether now or hereafter existing or arising. So long as no Potential Event of Default or Event of Default has occurred and is continuing, the Lender will promptly disburse to the Borrower, in accordance with written instructions provided by the Borrower to the Lender (which instructions the Borrower may revise upon five days written notice to the Lender), any credit balances in the Debt Service Reserve Account which are in excess of the Reserve Amount from time to time.
ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Conditions Precedent to the Initial Advance. The obligation of the Lender to make the initial Advance of a Loan is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent.
          (a) Receipt of Instruments. The Lender or its counsel shall have received each of the following Instruments:
          (i) this Agreement, duly executed by an Authorized Officer of the Borrower;
          (ii) the Note, duly executed by an Authorized Officer of the Borrower;
          (iii) the Mortgage Amendment, the Ratification and Confirmation and each of the other Collateral Agreements, together with appropriate UCC financing statements relating thereto, duly executed by an Authorized Officer of the Borrower and by all other Persons parties thereto;
          (iv) an Omnibus Certificate of the Borrower, substantially in the form of Exhibit B hereto, duly executed by an Authorized Officer of the Borrower;
          (v) a legal opinion from legal counsel for the Borrower, in form and content reasonably acceptable to the Lender and substantially in the form of the legal opinion delivered to the Lender in connection with the Existing Agreement;
          (vi) a Title Opinion from Nevada legal counsel to the Borrower, in form and content reasonably acceptable to the Lender;
          (vii) a supplemental legal opinion from Nevada legal counsel to the Borrower, in form and content reasonably acceptable to the Lender, confirming the perfection in favor of the Lender of enforceable first priority Liens on the Collateral Royalties and on the other property rights and interests of the Borrower subject to the Collateral Agreements, substantially in the form of the security legal opinion delivered to the Lender in connection with the Existing Agreement;

          (viii) a certificate from the Secretary of State of Delaware confirming the good standing of the Borrower in that State;
          (ix) certificates from the Secretaries of State of Colorado and Nevada confirming the good standing of the Borrower in each of such States;
          (x) Royalty Payment Confirmations and Proceeds Agreements (or confirmations thereof) duly executed by an Authorized Officer of the Borrower and each other Person a party thereto;
          (xi) a certificate from an Authorized Officer of the Borrower setting forth a calculation of the Royalty Ounces, the Projected Facility Term Revenue and the Borrowing Base as of (a) September 30, 2005, (b) December 31, 2005, (c) March 31, 2006 and (d) June 30, 2006; and
          (xii) such other approvals, opinions, documents or Instruments as the Lender may reasonably request.
          (b) Additional Conditions. Each of the following shall be correct:
          (i) since the date of the financial statements of the Borrower most recently delivered to the Lender (referred to in Section 5.5), there has been no adverse change in the financial condition, operations or business of the Borrower which would constitute a Material Adverse Effect;
          (ii) there is no pending or overtly threatened action or proceeding affecting the Borrower, the Royalty Interests, the Pipeline Project Properties or the Pipeline Project before any court, governmental agency or arbitrator, which could be reasonably expected to have a Material Adverse Effect;
          (iii) the Borrower shall have performed and complied with all agreements, conditions and Obligations herein and in the other Loan Documents required to be performed and complied with on or prior to the date of the Advance;
          (iv) there shall exist no Event of Default or Potential Event of Default;
          (v) all representations and warranties made by the Borrower herein and in any other Loan Document or other certificate or Instrument delivered in connection herewith shall be true and correct on the date of the Advance;
          (vi) all Instruments that are necessary to perfect the security interests of the Lender in the Collateral described in the Collateral Agreements shall have been received by the Lender and the Lender shall have received evidence reasonably satisfactory to the Lender that upon filing and recording such Instruments, the security interests represented thereby will constitute valid and perfected Liens subject only to Permitted Liens; and

          (vii) there shall be a current credit balance of not less than the Reserve Amount in the Debt Service Reserve Account.
     4.2 Conditions Precedent to All Advances. The obligation of the Lender to make each Advance of Loans (including the initial Advance) is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent:
          (a) the Lender shall have received a Request for Advance, duly executed by an Authorized Officer;
          (b) on the date of such Advance, the Lender shall have received such approvals, opinions, documents or Instruments as the Lender may reasonably request;
          (c) such Advance shall not cause the Amount Outstanding to exceed the Maximum Availability;
          (d) there shall exist no Potential Event of Default or Event of Default;
          (e) each of the conditions precedent to the initial Advance set forth in Section 4.1 is and remains satisfied; and
          (f) all representations and warranties made by the Borrower shall be true and correct on the date of such Advance except for those changes disclosed to the Lender in writing and acceptable to the Lender in its sole discretion.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:
     5.1 Due Organization, Good Standing and Authority. The Borrower is duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in Colorado and Nevada and every other jurisdiction where necessary in light of its business and properties. The Borrower has full power, authority and legal right (a) to own or lease its assets and properties and to conduct its business as now being conducted, and (b) to incur its obligations under this Agreement and each other agreement, document and instrument executed or to be executed by it pursuant hereto or in connection herewith and to perform the terms hereof and thereof applicable to it.
     5.2 Due Authorization; Non-Contravention. The execution and delivery by the Borrower of this Agreement and the other Loan Documents, and the performance of all transactions contemplated hereby and thereby, and the fulfillment of and compliance with the respective terms of this Agreement and the other Loan Documents by the Borrower are within the Borrower’s powers, have been duly authorized by all necessary action corporate or otherwise and do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Lien (except pursuant to the Loan Documents) upon capital stock or assets pursuant to, (d) give any third party any right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority pursuant to (i) the Articles of Incorporation or Bylaws of the Borrower, (ii) any Requirement of Law applicable to the Borrower or its properties, or (iii) any agreement, instrument, order, judgment or decree to which the Borrower is subject or by which its properties are bound.
     5.3 No Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, or any other Loan Document, except for filings necessary to perfect Liens pursuant to the Loan Documents.
     5.4 Validity. This Agreement is, and the other Loan Documents, when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms subject to bankruptcy and insolvency laws affecting rights of creditors generally and rules of equity.
     5.5 Financial Statements. The audited consolidated financial statements of the Borrower for the twelve-month period ending June 30, 2005, which have been furnished to the Lender, have been prepared in accordance with generally accepted accounting principles in the United States consistently applied (except as disclosed in the notes thereto) and present fairly and fully the financial position and results of operations of the Borrower as of the latest date and for the periods specified therein. Subsequent to the respective dates as of which information is given in such financial statements there has been no change resulting in a Material Adverse Effect.
     5.6 Litigation. Except as set forth in Schedule 5.6 hereto, Borrower is not a party to any action, suit or proceeding at law or in equity, by or before any Governmental Authority or arbitral tribunal now pending (or, to the knowledge of the Borrower, threatened in writing) against or affecting the Borrower, the Royalty Interests, the Project Properties or any Project or which may have a Material Adverse Effect, or which may affect the legality, validity or enforceability of this Agreement or any other Loan Document. Except as set forth in Schedule 5.6, to the knowledge of the Borrower, without duty of further inquiry, there is no action, suit or proceeding at law or in equity, by or before any Governmental Authority or arbitral tribunal now pending or threatened against or, with direct and specific application, affecting, the Borrower, the Royalty Interests, the Project Properties or any Project which may have a Material Adverse Effect, or which may affect the legality, validity or enforceability of this Agreement or any other Loan Document.
     5.7 Disclosure. Except as set forth in Schedule 5.7 hereto, this Agreement, the other Loan Documents and the schedules, attachments, written statements, documents, certificates or other items prepared by the Borrower and provided to the Lender do not contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading. The Borrower represents and warrants that there is no fact which it has not disclosed to the Lender in writing and of which any of its officers or directors are aware which could reasonably be anticipated to constitute a Material Adverse Effect.

     5.8 Title to Royalty Interests; Liens. Schedule 1.1(a) and Schedule 1.1(c), respectively, set forth a complete and accurate listing and description of each of the Projects and the Royalty Interests as of the date hereof. The Borrower has good and marketable title to the Royalty Interests free and clear of any claims or rights of title and free and clear of all Liens except (a) Liens established pursuant to the Collateral Agreements, (b) Liens for taxes not yet due and payable, (c) inchoate Liens established by statute arising in the ordinary course of business securing obligations that are not overdue for a period of more than 20 days and (d) Liens and title defects reflected in the Title Opinion.
     5.9 Royalty Agreements. Schedule 1.1(b) sets forth a complete and accurate list of all Royalty Agreements of the Borrower in effect as of the Closing Date; each Royalty Agreement is a legal, valid and binding obligation of the Borrower, and to the Borrower’s knowledge, each other party thereto. Other than as set forth in Schedule 5.9, each such Royalty Agreement is, and after giving effect to the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower has delivered or made available to the Lender a true and complete copy of each Royalty Agreement required to be listed on Schedule 1.1(b). The Borrower is not in breach of or in default under any Royalty Agreement. The Borrower has not alleged that any Royalty Agreement counterparty has breached or defaulted under any Royalty Agreement. To the Borrower’s knowledge, no counterparty to any Royalty Agreement is in breach of or in default of any Royalty Agreement.
     5.10 Project Permits. To the knowledge of the Borrower, without duty of further inquiry, except as set forth in Schedule 5.10, and except for matters that do not or would not have a material adverse effect on such Projects, the Project Managers of each of the Projects have obtained all material licenses, operating and reclamation bonds, permits and approvals from all governmental commissions, boards and other agencies required to operate such Projects as currently being operated in accordance with the then effective mine plan therefor, and such Project Managers are operating the Projects in material compliance therewith.
     5.11 Payment of Taxes. The Borrower has filed, or caused to be filed, all federal, state and local tax returns which to the knowledge of the Borrower are required to be filed and has paid or caused to be paid all taxes as shown on such returns or any assessment received by the Borrower to the extent that such taxes or assessments have become due, except such as may be diligently contested in good faith and by appropriate proceedings or as to which a bona fide dispute may exist and for which adequate reserves are being maintained. The Borrower has established reserves which are reasonably believed by the officers and representatives of the Borrower to be adequate for the payment of such taxes.
     5.12 Agreements. Except as set forth in Schedule 5.12 hereto, the Borrower is not a party to any material agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in the Royalty Agreements or any other agreement or instrument to which it is a party, the effect of which would constitute a Material Adverse Effect.
     5.13 Compliance with Laws. Except as set forth in Schedule 5.13 hereto, (a) the Borrower has complied in all material respects with all Requirements of Law, and (b) with respect to the Project Properties and operations thereon and the Projects, to the knowledge of the Borrower, without duty of further inquiry, the Project Managers have complied in all material respects with and the Projects and Project Properties are in material compliance with all Requirements of Law relating to the operation of each Project, and the Borrower is not aware of any investigation (other than a routine inspection) underway by any local, state or federal agency with respect to enforcement of such Requirements of Law. The Borrower has no knowledge (except as disclosed to the Lender in Schedule 5.13) of any past or existing violations of any such Requirements of Law or notices thereof issued by any Governmental Authority with respect to the Borrower that would constitute a Material Adverse Effect, and the Borrower has no knowledge (except as disclosed to the Lender in Schedule 5.13) of any past or existing violations of any Requirements of Law or notices thereof issued by any Governmental Authority with respect to any Project or any Project Property that would have a material adverse effect on such Project, Project Property or any Royalty Interest.
     5.14 Events of Default. No event has occurred and is continuing, or would result from the incurring of obligations by the Borrower under this Agreement, which constitutes an Event of Default or a Potential Event of Default.
ARTICLE VI
AFFIRMATIVE COVENANTS
     The Borrower covenants and agrees from the date hereof, so long as any portion of the Loans remain outstanding and unpaid, in whole or in part, or any other amount is owing to the Lender under this Agreement or any other Loan Document that, unless the Lender shall otherwise consent in writing:
     6.1 Notice to the Lender. The Borrower will promptly give notice to the Lender as soon as it becomes aware of:
          (a) Any Event of Default or Potential Event of Default;
          (b) Any default under, breach of or event which, with notice or lapse of time or both, would become a material default under or breach of any other Loan Document;
          (c) Any loss or damage to the Collateral in excess of $100,000, exclusive of diminution in value caused solely by changes in the price of Gold from time to time;
          (d) The consummation by Borrower of any purchase or acquisition of a Royalty Interest, whether a new Royalty Interest or an addition to or increase in an existing Royalty Interest;
          (e) Any additional interests in the Project Properties acquired by the Borrower which are not included in the Collateral;
          (f) Every default or other adverse claim, demand or litigation made by any Person which would, if successful, constitute a Material Adverse Effect, or with respect to any

Royalty Interest or any other Collateral could have a material adverse effect on such Royalty Interest or Collateral;
          (g) Every notice, and the contents thereof, received by the Borrower in relation to any renewal of any rights with respect to, or having a material adverse effect upon any Royalty Interest or Project including (without limitation) notices pertaining to the loss of or a failure to obtain or a failure to be able to renew such interest in a material part of such Project, together with a copy of such notice if in writing;
          (h) Every press release issued by the Borrower together with a copy of such press release, and any other occurrence, matter, event or thing (other than changes in the price of Gold) constituting a Material Adverse Effect, together with a reasonably detailed explanation of such other occurrence, matter, event or and thing; and
          (i) Each material memorandum, letter or report received by the Borrower from any Project Manager concerning any Royalty Interest or Project, including (to the extent received by the Borrower and not subject to confidentiality restrictions that prevent the Borrower from disclosure thereof) the annual strategic business plan for the Pipeline Project and all reserve, mine plan and/or operating reports for the Projects or the Project Properties, together with a copy of such plans and reports.
     6.2 Financial Statements, Calculations and Information.
          (a) As soon as practicable (and in any event not later than 90 days after each fiscal year and 60 days after each fiscal quarter), the Borrower shall furnish the Lender annual (audited) and quarterly (unaudited) consolidated financial statements, which shall include all of the information contained in the statements heretofore furnished to the Lender and referred to in Section 5.5 hereof, together with a certificate of an Authorized Officer of the Borrower to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied and present fairly the financial position and results of the operations of the Borrower as of the respective dates and for the respective periods specified therein.
          (b) Within 60 days after each fiscal quarter, the Borrower shall cause an Authorized Officer of the Borrower to deliver to the Lender a certificate as to the Borrower’s compliance with the financial covenants provided in Section 6.12 hereof.
          (c) By not later than April 15 and October 15 of each year, the Borrower shall provide to the Lender the Semi-Annual Calculations of the Royalty Ounces, the Projected Facility Term Revenue and the Borrowing Base together with all supporting information, documentation and materials, for the Lender’s review and approval, as further described in Section 2.11 hereof.
          (d) The Borrower shall deliver to the Lender such other information (in form reasonably acceptable to the Lender) regarding the conditions or operations, financial or otherwise, of the Borrower, the Royalty Interests, the Projects, the Project Properties or any of Borrower’s other properties or activities as the Lender may reasonably request from time to time to the extent such information is in the possession or control of the Borrower and not subject to confidentiality restrictions that prevent the Borrower’s disclosure thereof.
     6.3 Maintenance of Existence. The Borrower will preserve and maintain its legal existence and all of its rights, privileges and franchises necessary for the proper conduct of its business and will qualify and remain qualified to do business in Nevada and Colorado and in each jurisdiction where necessary in light of its business and properties.
     6.4 Compliance with Laws. The Borrower shall comply with all Requirements of Law, including, without limitation, any Environmental Law (except any noncompliance or violation which, in the judgment of the Lender, could not reasonably be expected to constitute a Material Adverse Effect).
     6.5 Payment of Indebtedness. The Borrower will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Debts and other material obligations of whatever nature, except for any Debts or other material obligations which are being contested in good faith and by appropriate proceedings if (a) reserves in conformity with generally accepted accounting principles with respect thereto are maintained on its books, and (b) such contest does not involve any material risk of the sale, forfeiture or loss of any part of the Collateral.
     6.6 Taxes. The Borrower shall pay and discharge all federal, state and local taxes imposed on it or on any of its property prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon the Collateral. The Borrower shall have the right, however, to contest in good faith the validity or amount of any such taxes by proper proceedings timely instituted, and may permit the taxes so contested to remain unpaid during the period of such contest if: (a) it diligently prosecutes such contest, (b) it sets aside on its books adequate reserves in conformity with generally accepted accounting principles with respect to the contested items, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, (d) such contest does not involve any material risk of the sale, forfeiture or loss of any part of the Collateral and provided such non-payment is permitted by the appropriate taxing legislation. The Borrower will promptly pay or cause to be paid any valid final judgment enforcing any such taxes and cause the same to be satisfied of record.
     6.7 Books and Records; Right to Inspection. The Borrower shall keep proper books of record in accordance with generally accepted accounting principles and permit representatives of the Lender to examine the books of record and accounts and to discuss the affairs, finances and accounts of the Borrower with the Borrower’s principal officers, engineers, technical staff and independent accountants, all at such reasonable times during business hours and at such intervals as the Lender may desire; provided, however, that the Lender shall provide the Borrower with at least five Business Days’ notice of any visit and shall use commercially reasonable efforts not to disrupt the Borrower’s business during any such visits. Upon any request by the Lender to visit and inspect any Project Property, the Borrower will use commercially reasonable efforts to make arrangements with the Project Manager for such a visit to and inspection of such Project Property by the Lender or its representatives.

     6.8 Insurance. The Borrower shall maintain insurance coverage, with responsible and reputable insurance companies or associations, in respect of its properties, assets, and business against such risks and in such amounts as are customarily maintained in accordance with good industry practice for a company in the Borrower’s business and as may be required by Requirements of Law. Such insurance policies shall name the Lender as an additional insured or loss payee, as appropriate, and shall provide that the policies cannot be cancelled, allowed to lapse or terminate by the insurer without at least ten (10) days prior written notice to the Lender. Attached as Schedule 6.8 hereto is a detailed list and description of all such insurance maintained by or for the benefit of the Borrower as of the Closing Date, in form reasonably satisfactory to the Lender. From time to time after the Closing Date the Borrower shall deliver to the Lender upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance.
     6.9 Maintenance of Liens. The Borrower will take all action required or desirable to maintain and preserve the Lender’s Liens on the Collateral and the first priority thereof. The Borrower, at no cost to the Lender, shall from time to time execute, deliver, file and record, and the Borrower authorizes the Lender to file and record, any and all further Instruments (including financing statements, continuation statements and similar statements with respect to any of the Collateral Agreements) reasonably requested by the Lender for such purposes, including such as may be necessary to include within the Collateral (a) any additional real property interests or other increase in the Collateral Royalties and (b) any other or additional Royalty Interests included or added as a Collateral Royalty.
     6.10 Defend Title. The Borrower shall, at its own cost and expense, warrant and defend the title to the Royalty Interests and the other Collateral against the claims and demands of all Persons whomsoever, except as permitted in writing by the Lender and except for matters disclosed in the Title Opinion and not objected to by the Lender.
     6.11 Compliance with ERISA. The Borrower will (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Plans, (b) not take any action or fail to take any action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that would result in any civil penalty under ERISA or tax under the Code, (d) operate each Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Lender upon the Lender’s request such additional information about any Plan as may be reasonably requested by the Lender.
     6.12 Financial Covenants.
          (a) Tangible Net Worth. The Borrower shall at all times maintain a Net Worth of at least $50,000,000.
          (b) Current Ratio. The Borrower shall not permit the ratio of its (x) consolidated assets properly classified as current assets under United States generally accepted accounting principles, to (y) consolidated liabilities properly classified as current liabilities under United States generally accepted accounting principles, at any time, to be less than 1.5 to 1.0.
          (c) Minimum Cash Balance. The Borrower shall at all times maintain a minimum balance of cash and Cash Equivalents in demand deposit accounts of $500,000.
     6.13 Delivery of Royalty Interest Proceeds.
          (a) Delivery and Sale of Gold. The Borrower shall cause all Products produced from the Project Properties to which the Borrower is entitled pursuant to the Royalty Interests to be delivered by the Project Managers directly to the Lender’s account for the credit of the Borrower at Johnson Matthey in Salt Lake City, Utah, or such other locations approved by the Lender. The Borrower hereby irrevocably agrees to sell all such Products to the Lender forthwith upon receipt thereof at Johnson Matthey, or such other locations approved by the Lender, with such Products to be sold, at the discretion of the Borrower, at either the then prevailing open market bid price maintained by the Lender or at the price of the London Gold Fixing for such date, with the proceeds of such sales to be deposited into the Debt Service Reserve Account immediately following trade settlement.
          (b) Delivery of Cash Royalties. The Borrower shall cause all cash to which the Borrower is entitled pursuant to the Royalty Interests to be deposited by the Project Managers directly to the Debt Service Reserve Account.
     6.14 Maintenance of Credit Balances in the Debt Service Reserve Account. The Borrower will maintain at all times in the Debt Service Reserve Account a credit balance which is not less than the Reserve Amount.
     6.15 Further Assurances. The Borrower shall execute, acknowledge and deliver to the Lender such other and further documents and Instruments and do or cause to be done such other acts as the Lender reasonably determines to be necessary or desirable to effect the intent of the parties to this Agreement or otherwise to protect and preserve the interests of the Lender hereunder, promptly upon request of the Lender.
     6.16 Post Closing Requirements. As soon as practicable after the date hereof, but in any event within the time limitations set forth on Schedule 6.16 attached hereto, the Borrower shall have performed, delivered and/or completed each of the items set forth on Schedule 6.16 in the form and substance satisfactory to Lender in its sole discretion.
ARTICLE VII
NEGATIVE COVENANTS
     From the date hereof, so long as any portion of the Loans remain outstanding and unpaid, in whole or in part, or any other amount is owing to the Lender under this Agreement, or any other Loan Document without the prior written consent of the Lender, the Borrower unconditionally covenants and agrees that it will not:

     7.1 Indebtedness. Incur any Debt except for (a) the Loans, (b) items of accrued taxes prior to the date on which such items are due and payable, (c) capital lease or rental arrangements if the payments thereon, in the aggregate, do not exceed $250,000 in any fiscal year and (d) trade payables incurred in the ordinary course of business which are not evidenced by a promissory note or other evidence of indebtedness and which are not the subject of a genuine dispute or are not more than ninety (90) days past due.
     7.2 Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, including, without limitation, the Royalty Interests, the Deposit Reserve Account or any Collateral, whether now owned or hereafter acquired, or enter into any agreement or option with respect to any of the foregoing, except for Liens for taxes not yet due and payable and inchoate Liens established by statute arising in the ordinary course of business securing obligations that are not overdue for a period of more than twenty days.
     7.3 Liquidation; Merger. Liquidate or dissolve, or, without the prior written consent of the Lender, not unreasonably withheld, enter into any consolidation or merger, or enter into any partnership, joint venture or other combination where such combination involves a contribution by the Borrower of all or a substantial portion of its assets, or sell, lease or dispose of its business or assets as a whole or in an amount which constitutes a substantial portion thereof.
     7.4 Asset Sales. Without the Lender’s prior written consent not to be unreasonably withheld, convey, sell, lease, assign, transfer or otherwise dispose of any material portion of its property, business or assets, including, without limitation, the Royalty Interests or any portion thereof, individually or in the aggregate, whether now owned or hereafter acquired, except for conveyances, sales, leases, assignments and transfers of property or assets, other than Collateral, entered into in the ordinary course of business, which do not exceed $250,000 in the aggregate per year.
     7.5 Guarantees/Assumptions. Directly or indirectly, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) in connection with any Debt of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
     7.6 Change in Business. Engage in any business activities or operations substantially different from the business of ownership of non-executory interests in mining properties.
     7.7 Changes in Constating Documents or Capital Structure. Without the Lender’s prior written consent not to be unreasonably withheld, amend or otherwise modify its articles of incorporation, bylaws or capital structure.
     7.8 Gold Sales. Enter into any agreement or any Instrument for any sale, assignment, transfer or delivery of Gold or other Products except as provided in Section 6.13.

     7.9 Modification of Material Agreements. Without the Lender’s prior written consent not to be unreasonably withheld, allow any modification or amendment to any Royalty Agreement or other agreement or Instrument material to the Borrower or allow any modification or amendment to any confidentiality agreements or provisions to which the Borrower is a party or otherwise subject. Without the Lender’s prior written consent not to be unreasonably withheld, the Borrower shall not enter into or allow itself to become subject to any new confidentiality agreement or provision governing information from any existing Royalty Interest or the Project or properties underlying such Royalty Interest or any Royalty Interest or the Project or properties underlying such Royalty Interest acquired after the date hereof with Loan proceeds.
     7.10 Maintenance of Royalty Interests. Without the Lender’s prior written consent not to be unreasonably withheld, enter into any agreement or undertaking, or otherwise act to sell, assign, transfer or create or suffer the creation of rights of any Person other than the Borrower or the Lender in or with respect to the Royalty Interests or Products or Gold accruing to the account of the Borrower pursuant thereto.
     7.11 Restrictive and Inconsistent Agreements. The Borrower will not enter into any agreement, Instrument or undertaking or incur or suffer any obligation prohibiting or inconsistent with the performance by the Borrower of the Obligations or its obligations under any Royalty Agreement.
     7.12 Amount Outstanding. Allow the Amount Outstanding to be greater than the Maximum Availability at any time.
ARTICLE VIII
EVENTS OF DEFAULT
     8.1 Events of Default. The occurrence of any one or more of the following events (whether or not in the control of the Borrower) shall constitute an Event of Default:
          (a) Nonpayment. The Borrower shall fail to make, on or before the due date, in the manner required, any payment of principal, interest, costs, fees or any other sums due under this Agreement.
          (b) Covenant Defaults. The Borrower shall fail to observe or perform any of its covenants contained in this Agreement, other than the covenants referred to in paragraph (a) above, and the Borrower shall have not remedied such default within 10 days after written notice of such default has been given by the Lender to the Borrower.
          (c) Representation or Warranty. Any representation, warranty or statement made or deemed to be made by the Borrower herein or in any other Loan Document given hereunder shall prove to have been untrue in any material respect as of the time made or deemed made.
          (d) Cross-Default. A default shall occur under any Loan Document, any Royalty Agreement or any agreement pertaining to Debt permitted hereunder; or the Borrower shall fail to pay any Debt with a value in excess of Fifty Thousand Dollars ($50,000) (excluding Debt evidenced by the Note) of the Borrower, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the Instrument relating to such Debt; or any other default under any Instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such Instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.
          (e) Insolvency. The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (ii) there shall be commenced against the Borrower any such case, proceeding or other action referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or the Borrower shall take any other action to authorize any of the actions set forth in this paragraph (f).
          (f) Involuntary Liens. Any involuntary Lien or Liens for amounts then due in the aggregate sum of Fifty Thousand Dollars ($50,000) or more, of any kind or character shall attach to any assets or property of the Borrower if such Lien or Liens are not discharged or bonded pending proceedings to release such Lien or Liens within sixty (60) days after the date of attachment or unless such Lien or Liens are being contested in good faith.
          (g) Judgments. Any judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) shall be rendered against the Borrower and there shall be a period of 30 consecutive days during which such judgment or order shall not have been discharged or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
          (h) Condemnation. Any of the Royalty Interests are taken by power of expropriation or eminent domain or sold under threat of such taking, or possession of any material portion of the Project Properties is taken through exercise of such power.
          (i) Regulatory Action. Any Governmental Authority shall commence an investigation or take any action with respect to any of the Borrower or any Project or the Collateral which would result in a Material Adverse Effect on the Borrower, unless such action is set aside, dismissed or withdrawn within ninety (90) days of its institution or such action is being contested in good faith and its effect is stayed during such contest.

          (j) Title to Royalty Interests and Mining Properties. There shall exist a defect or deficiency in title to the Royalty Interests or the Project Properties (other than as identified in the Title Opinion) which results in a Material Adverse Effect, and the Borrower shall have not remedied such default within 10 days after written notice of default has been given by the Lender to the Borrower.
          (k) Collateral Security. Any of the Liens established or purported to be established by the Collateral Agreements shall fail to be first priority perfected Liens in the Collateral, or the Borrower shall so state in writing, and the Borrower shall have not remedied such default within 10 days after written notice of default has been given by the Lender to the Borrower.
          (l) Adverse Changes to the Pipeline Project. Any event or change occurs with respect to the Pipeline Project, including, without limitation, the abandonment or termination or the taking by power of expropriation or eminent domain of all or any material portion thereof, which has a Material Adverse Effect.
          (m) Amount Outstanding in Excess of Maximum Availability. The Amount Outstanding shall exceed the Maximum Availability at any time, as the Maximum Availability is determined from time to time.
          (n) Redirection of Royalties. Any payment of cash, Products, proceeds or other amounts owing to the Borrower with respect to the Royalty Interests shall be paid to any Person other than as required hereby.
          (o) Debt Service Reserve Account. The Borrower shall fail to maintain in existence the Debt Service Reserve Account or shall fail to maintain therein at all times the Reserve Amount, and the Borrower shall not have remedied such default within 60 days after written notice of default has been given by the Lender to the Borrower.
     8.2 Remedies Upon Event of Default.
          (a) Upon the occurrence of an Event of Default specified in Section 8.1(e) hereof or, in the case of any other Event of Default, upon notice by the Lender to the Borrower of the Lender’s election to declare the Borrower in default, the obligations of the Lender hereunder including, without intending any limitation, the Lender’s obligation to lend shall terminate. The date on which such notice is sent or, in the case of an Event of Default specified in Section 8.1(e) hereof the date of such Event of Default, shall be the “Date of Default.”
          (b) On the Date of Default, (i) there shall immediately be due and payable to the Lender an amount equal to the total principal Amount Outstanding of the Loan plus interest, fees, expenses, and all other amounts owed by the Borrower pursuant to this Agreement and the other Loan Documents shall immediately become due and payable, and (ii) the commitment of the Lender to Advance Loans hereunder shall terminate.
          (c) Upon the occurrence of an Event of Default, all of the remedies provided to the Lender in all of the Collateral Agreements shall immediately become available to the Lender and the Lender shall have all other rights and remedies available at law or in equity. The enumeration of the rights and remedies of the Lender set forth in this Agreement and the other Loan Documents is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights and remedies, all of which shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.
          (d) Except as expressly provided above in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived. From and after the Date of Default, interest shall accrue at the Default Rate and shall be payable on demand.
ARTICLE IX
MISCELLANEOUS
     9.1 Notices. All notices, requests, demands, consents or other communications in connection with or pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by registered or certified mail or by facsimile (such facsimile followed by a registered or certified letter) addressed to the parties as set forth below (or to such other address as the parties may designate by notice):
If to the Lender:
HSBC Bank USA, National Association
452 Fifth Avenue
New York, New York 10018
Attention: Ted Kavanagh
Facsimile No.: (212) 525-6581
If to the Borrower:
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202-1132
Attention: Randy Parcel, Esq.
Facsimile No.: (303) 595-9385
A notice delivered by hand to a party shall be deemed received when delivered. A notice sent by mail shall be deemed received on the fifth Business Day after mailing. A notice sent by facsimile shall be deemed received upon receipt of the relevant confirmation or answer back. Notices received after 4:00 p.m. local time shall be deemed received on the following day.
     9.2 Amendments, etc. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.3 No Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     9.4 Costs and Expenses.
          (a) The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, negotiation, execution, delivery, registration and administration of this Agreement, the Note and the other Loan Documents and any amendments to any thereof including, without limitation, the reasonable fees and out-of-pocket expenses of counsel and of technical advisors and consultants for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all losses, costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the preservation of any rights of the Lender under, or the enforcement of, or legal advice in respect of the rights or responsibilities of the Lender under, this Agreement, the Note and the other Loan Documents, including, without limitation, losses, costs and expenses sustained by the Lender as a result of any failure by the Borrower to perform or observe its obligations contained herein or in the Note held by the Lender or in connection with any refinancing or restructuring of the Loan in the nature of a “workout.”
          (b) If, due to acceleration of the maturity of the Note pursuant to Article VIII hereof or due to any other reason, the Lender receives payments of principal of any Loan other than on the last day of a Borrowing Period relating to such Loan, the Borrower shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits) cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.
     9.5 Application of Debt Service Reserve Account; Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to apply the credit balances of the Debt Service Reserve Account and to set-off and apply any and all deposits or other obligations (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note and the other Loan Documents, irrespective of whether or not the Lender shall have made any demand under this Agreement or otherwise and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights to set-off) which the Lender may have.

     9.6 Usury Savings; Limitation on Interest. It is the intention of the parties hereto to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof the parties stipulate and agree that none of the terms and provisions contained herein and in the other Loan Documents shall ever be construed to create a contract for the use, forbearance or detention of money, or a contract to pay interest, in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither the Borrower nor any future guarantors or other parties hereafter becoming liable for payment of the Borrower’s indebtedness to the Lender shall ever be required to pay interest thereon in excess of the maximum interest that may be lawfully charged or contracted for under applicable law from time to time in effect, and the provisions of this Section 9.6 shall control over all other provisions hereof or of the other Loan Documents which may be in conflict or apparent conflict herewith. If the maturity of the Borrower’s indebtedness to the Lender or any part thereof shall be accelerated for any reason, any amounts held to constitute interest, which are then unearned and have theretofore been collected by the Lender or any other holder of such indebtedness, shall be applied to reduce the principal balance thereof then outstanding. In the event that the Lender or any other holder of the Borrower’s indebtedness to the Lender shall collect monies that are deemed to constitute interest which would otherwise increase the effective interest on the Borrower’s indebtedness to the Lender or any part thereof to an amount in excess of that permitted to be charged by applicable law then in effect, all such sums deemed to constitute interest in excess of such legal limit shall be either immediately returned to the Borrower or other payor thereof upon such determination or applied as a credit against the then unpaid principal of the Borrower’s indebtedness, at the option of the Lender or other holder. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum amount permitted under applicable law, the Borrower (and any other payor thereof) and the Lender shall, to the greatest extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate or spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Borrower’s indebtedness to the Lender in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. Upon any such determination, to the extent permitted by law, the Lender or other holder shall not be subject to any penalty provided for charging, receiving or contracting for interest in excess of any such maximum legal rate, regardless of when or the circumstances under which such refund or application was made.
     9.7 Binding Effect; Assignment of Rights. This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors, transferees and assigns; provided that the Borrower shall not have the right to transfer or assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Lender. The Lender may at any time, without the consent of the Borrower, assign or transfer by way of assignment or novation to any branch or affiliate of the Lender or to any financial institution all or any part of, or any interest in the Lender’s rights and benefits and obligations hereunder and under the Note issued to it hereunder or the other Loan Documents; provided that such transfer or assignment does not diminish the rights or increase the obligations of the Borrower, and to the extent of such assignment such assignee shall have the same rights and benefits vis-a-vis the Borrower as it would have had if it were the Lender hereunder, and all references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and its transferee or transferees or, in the case of a transfer of all of its rights, benefits and obligations, to its transferee or transferees alone. For the purposes hereof, the Lender may disclose to a potential transferee such information about the Borrower, its businesses, assets and financial condition as the Lender shall consider appropriate. Nothing contained herein shall be construed to prevent the Lender from granting by way of sub-participation (being a right to share in the financial effects of this Agreement without any rights against the Borrower) or risk participation in all or any of its rights and benefits hereunder to any person without the consent of the Borrower; provided that such transfer or assignment does not diminish the rights or increase the obligations of the Borrower, and that such transfer is done in compliance with applicable laws; provided, further, that upon any such assignment the Lender will act as agent and will be the sole party with whom the Borrower is required to have dealings when no Event of Default is outstanding.
     9.8 Consent to Jurisdiction.
          (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING (A “PROCEEDING”) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE COLLATERAL AGREEMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM OR IMPROPER VENUE TO THE MAINTENANCE OF ANY SUCH PROCEEDING. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS REFERRED TO IN SECTION 9.1 HEREOF. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE EXECUTED UPON AND ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
          (b) NOTHING IN THIS SECTION 9.8 SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY SUIT, ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. THE TAKING OF ANY PROCEEDINGS IN ANY ONE OR MORE JURISDICTIONS SHALL NOT PRECLUDE THE TAKING OF ANY PROCEEDINGS IN ANY OTHER JURISDICTION.

          (c) THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, THE COLLATERAL AGREEMENTS AND ANY OTHER LOAN DOCUMENTS REFERRED TO HEREIN OR THE OBLIGATIONS UNDER ANY THEREOF.
     9.9 Governing Law. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER, UNLESS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, PROVIDED, HOWEVER, THAT THE MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEVADA AND ANY FINANCING STATEMENTS FILED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THEY ARE FILED.
     9.10 Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of such counterparts together shall constitute one and the same instrument. This Agreement may be validly executed and delivered by facsimile or other electronic transmission, and a signature by facsimile or other electronic transmission shall be as effective and binding as an original signature.
     9.11 Confidentiality; Public Announcements.
          (a) The Lender agrees to use best efforts to ensure that any information concerning the Borrower, the Royalty Interests or the Projects obtained by the Lender or any of the Lender’s authorized agents or representatives which is not contained in a report or other document filed with a securities commission or regulatory authority, distributed by the Borrower to its shareholders or otherwise available to the public generally (other than by the Lender’s breach of these confidentiality obligations) will, to the extent permitted by law and except as may be required by valid subpoena (including rules and regulations of the United States Securities Exchange Commission), any governmental authority having jurisdiction over the Lender or other external reporting requirements, be treated confidentiality by the Lender’s employees, agents or representatives who have a reasonable need to know such information. These confidentiality obligations shall survive the term of this Agreement by one year.
          (b) Public announcements or reports by the Borrower of information relating to this Agreement or the Lender’s financing provided for herein (whether given to stock exchanges or otherwise) shall be made only on the basis of agreed texts approved by the Lender in advance of issuance, except to the extent required by Requirements of Law, applicable court order or rules of an applicable stock exchange.
     9.12 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the other Loan Documents, constitute the entire agreement between the Lender and the Borrower with respect to the various commitments by the Lender to the Borrower and indebtedness of the Borrower to the Lender to be incurred under this Agreement; and no other agreements, promises, representations and warranties (express or implied), except those expressly set forth herein have been relied upon by the Borrower or have been made by the Lender. This Agreement restates, replaces and supersedes all prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.
[ REMAINDER OF THIS PAGE INTENTIONALLY BLANK ]

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its respective duly authorized officers as of the day and year first above written.

LENDER:

HSBC BANK USA, NATIONAL ASSOCIATION

By:

William S. Edge, III
Managing Director

By:

P. E. Kavanagh
Senior Vice President

BORROWER:

ROYAL GOLD, INC.

By:

Name: Randy Parcel
Title: Vice President and General Counsel

Schedule 6.16
Post-Closing Requirements

Document	Delivery/Completion Date
Mortgage Amendment	60 days after the date of the Agreement

Legal opinion from legal counsel for Borrower substantially in the form of the legal opinion delivered to Lender in connection with the Existing Agreement	15 days after the date of the Agreement

Title opinion from Nevada legal counsel to Borrower	60 days after the date of the Agreement

Supplemental legal opinion from Nevada legal counsel to Borrower confirming perfection in favor of Lender of enforceable first priority Liens on the Collateral Royalties and on the other property rights and interests of Borrower subject to the Collateral Agreements, substantially in the form of the security legal opinion delivered to the Lender in connection with the Existing Agreement
60 days after the date of the Agreement

Certificate from Secretary of State of Nevada confirming the good standing of the Borrower in Nevada	10 days after the date of the Agreement